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AMD Board of Directors Announces New Appointments

— President and CEO Dr. Lisa Su appointed chair; John Caldwell appointed lead independent director; Xilinx Directors Jon Olson and Elizabeth Vanderslice join AMD board —

SANTA CLARA, Calif., — Feb. 14, 2022 — AMD (NASDAQ: AMD) today announced that the AMD board has elected President and CEO Dr. Lisa Su as the chair of the board and John E. Caldwell as lead independent director. Caldwell joined the AMD board in 2006 and has served as chair since May 2016. AMD also announced that former Xilinx board members Jon Olson and Elizabeth Vanderslice have joined the AMD board in conjunction with the close of AMD’s acquisition of Xilinx.
“Under Lisa’s leadership, AMD has successfully executed a multi-year strategy that has significantly re-shaped the company’s product portfolio and customer set and delivered industry-leading growth,” said Caldwell. “As CEO and chair, Lisa will now have an ability to drive an even sharper focus for AMD and create greater shareholder value. I am also excited to welcome Jon and Elizabeth to the board as a part of the successful completion of the Xilinx acquisition. Their depth of industry knowledge and expertise are valuable additions to the board that will help AMD continue its strong growth.”
“I’m honored to be named board chair and continue the work to make AMD the industry’s high-performance and adaptive computing leader,” said Dr. Su. “On behalf of the entire board of directors, I would like to thank John for his outstanding leadership as board chair over the past six years and for his continued contributions moving forward.”

Olson has more than 30 years of experience in senior roles of financial responsibility at multiple semiconductor companies. He joined the Xilinx board in May 2020 after previously serving as Xilinx chief financial officer from June 2005 until his retirement in July 2016. Olson also currently serves on the boards of Kulicke & Soffa, a supplier of semiconductor and electronic assembly solutions, and Rocket Lab USA, Inc., a provider of launch and space systems.
Vanderslice has extensive technology, banking and management experience and joined the Xilinx board in December 2000. She has served as a partner at Trewstar Corporate Board Services since 2019 and was previously general manager of Lycos, Inc. through its acquisition. From 1996 to 1999, Vanderslice was CEO of Wired Digital, Inc., the online-media division of Wired Ventures, Inc., and a member of the boards of both Wired Digital, Inc. and Wired Ventures, Inc. She also serves as a Trustee of Boston College.

About AMD
For more than 50 years AMD has driven innovation in high-performance computing, graphics and visualization technologies. Billions of people, leading Fortune 500 businesses and cutting-edge scientific research institutions around the world rely on AMD technology daily to improve how they live, work and play. AMD employees are focused on building leadership high-performance and adaptive products that push the boundaries of what is possible. For more information about how AMD is enabling today and inspiring tomorrow, visit the AMD (NASDAQ: AMD) website, blog, Facebook and Twitter pages.

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